Offer to Purchase for Cash
by
57TH STREET GENERAL ACQUISITION CORP.
of
Up to 4,801,544 Shares of its Common Stock
at a Stock Purchase Price of $9.98 Per Share
AND
Up to 9,156,300 Warrants to Purchase Common Stock
at a Warrant Purchase Price of $1.00 Per Warrant

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, MARCH 22, 2011, UNLESS THE OFFER IS EXTENDED.

Your clients, for whom you hold Common Shares registered in your name or in the name of your nominee, who support our proposed Merger with Crumbs should not tender their Common Shares in this Offer.

February 22, 2011

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by 57TH Street General Acquisition Corp., a Delaware corporation (the “Company”), to act as Information Agent in connection with its offer to purchase up to 4,801,544 shares of its common stock, $0.0001 par value (the “Common Shares”), at a stock purchase price of $9.98 per share, net to the seller in cash, without interest (the “Stock Purchase Price”), for a total purchase price up to $47,919,409 and up to 9,156,300 warrants to purchase common stock (the “Warrants”) at a warrant purchase price of $1.00 per warrant, net to the seller in cash, without interest (the “Warrant Purchase Price”), for a total purchase price up to $9,156,300, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 22, 2011 (the “Offer to Purchase”) and the related forms of the Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the “Offer”). Notwithstanding the foregoing, this Offer is conditioned upon, among other things, the aggregate consideration payable as Stock Purchase Price and Warrant Purchase Price to tendering holders pursuant to this Offer not exceeding $9,156,300 (which we refer to as the “Cash Condition”) and therefore if Common Shares and Warrants representing aggregate consideration exceeding such amount are tendered, the Cash Condition will not be satisfied. Please furnish copies of the enclosed materials to those of your clients for whom you hold Common Shares registered in your name or in the name of your nominee.

This Offer is conditioned upon, among other things, the number of Common Shares validly tendered and not properly withdrawn being less than or equal to 4,801,544, and the Merger Condition (as defined in the Offer to Purchase) and the Cash Condition having been satisfied.

Enclosed with this letter are copies of the following documents:

1. Offer to Purchase dated February 22, 2011;

2. Letter of Transmittal, for your use in accepting the Offer and tendering Common Shares of and for the information of your clients;

3. Letter of Transmittal, for your use in accepting the Offer and tendering Warrants of and for the information of your clients;

4. A form of letter that may be sent to your clients for whose account you hold Common Shares and/or Warrants registered in your name or in the name of a nominee, with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer; and

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

Certain conditions to the Offer are described in “The Offer — Conditions of the Offer” of the Offer to Purchase.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Tuesday, March 22, 2011, unless the Offer is extended.

Under no circumstances will interest be paid on the purchase price of the Common Shares or the Warrants regardless of any extension of, or amendment to, the Offer or any delay in paying for such Common Shares or Warrants.

The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, and the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of Common Shares or Warrants pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients. The Company will not pay or cause to be paid any transfer taxes applicable to its purchase of Common Shares and/or Warrants pursuant to the Offer, except as otherwise provided in the Offer to Purchase and Letter of Transmittal (see Instruction 6 of the Letter of Transmittal).

Questions and requests for additional copies of the enclosed material may be directed to us at our address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

MORROW & CO., LLC

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.

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